Exhibit 5

June 16, 2010

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, WI 53051

RE:	Registration Statement on Form S-1 Filed by ZBB Energy Corporation

Gentlemen:

We have acted as special counsel to ZBB Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of up to 30,252,100 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), a warrant to purchase up to 10,000,000 shares of Common Stock (the “Warrant”) and shares of Common Stock issuable upon exercise of the Warrant (the “Underlying Shares” and, together with the Warrant and the Shares, the “Securities”).  In accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (Registration No. 333-166935) (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to the Securities.  The Securities will be sold pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”) between Socius CG II, Ltd. and the Company.  The Warrant will be subject to the terms of a common stock purchase warrant (the “Common Stock Purchase Warrant”).

In our capacity as special counsel to the Company in connection with the registration of the Securities, we have examined: (i) the Registration Statement and the Prospectus; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; (iv) the Purchase Agreement; (v) the Common Stock Purchase Warrant; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Offices in Milwaukee, Madison, Waukesha, Green Bay & Appleton, WI; and Washington, DC
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ZBB Energy Corporation
June 16, 2010

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.  The Shares have been duly authorized, and when issued and sold in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.  The Warrant, when issued pursuant to the terms of the Purchase Agreement and the terms of the Common Stock Purchase Warrant and when it is duly executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company.

3.  The Underlying Shares, when issued and paid for upon exercise of the Warrant, and in accordance with the terms of the Common Stock Purchase Warrant, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the United States, the State of Wisconsin and, as to the Warrant, the laws of the State of New York, each as in effect as of the date of this opinion, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein.  The foregoing opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinion is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof.  Our opinions are also subject to the following exceptions, limitations and qualifications: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or affecting creditors’ rights and remedies; and (ii) the effect of general principles of equity, whether raised in an action at law or in equity (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.  We express no opinion concerning the enforceability of: (a) provisions providing for indemnification, exculpation or contribution; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (c) provisions imposing liquidated damages, default interest, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty; (d) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (e) provisions for exclusivity, election or cumulation of rights or remedies; (f) provisions authorizing or validating conclusive or discretionary determinations; or (g) compliance with laws relating to permissible interest rates.

ZBB Energy Corporation
June 16, 2010

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required to be given under Section 7 of the Securities Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.